Exhibit 99.1
Hercules Capital Reports Second Quarter 2026 Financial Results

Record 1H 2026 Total New Debt and Equity Commitments of $2.74 Billion, an Increase of 35.6% Year-over-Year

Record 1H 2026 Total Fundings of $1.35 Billion, an Increase of 8.5% Year-over-Year

Record 1H 2026 Total Investment Income of $290.7 Million, an Increase of 13.1% Year-over-Year

Record 1H 2026 Net Investment Income "NII" of $181.0 Million, an Increase of 8.9% Year-over-Year

Record Q2 2026 Total Investment Income of $149.1 Million, an Increase of 8.5% Year-over-Year

Record Q2 2026 NII of $92.9 Million, an Increase of 4.7% Year-over-Year

Q2 2026 NII of $0.50 per Share provides 125% Coverage of the Base Cash Distribution

Conservative Balance Sheet Management with Net GAAP Leverage of 101.8% and Net Regulatory Leverage of 86.4%

Inclusive of the Adviser Funds Advised by Hercules Adviser LLC, its Wholly-Owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of the end of Q2 2026

Undistributed Earnings Spillover of $171.7 Million, or $0.92(1) per Ending Shares Outstanding

Approximately $6.1 Billion of Assets Under Management, an Increase of 14.4% Year-over-Year(2)

Q2 2026 Financial Achievements and Highlights
•Record Total Investment Income of $149.1 million, an increase of 8.5% year-over-year
•Record NII of $92.9 million, or $0.50 per share, an increase of 4.7% year-over-year
•Total new debt and equity commitments of $927.3 million
•Net Hercules debt and equity commitments of $707.1 million(3)
•Total fundings of $647.5 million
•Net Hercules fundings of $459.1 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $572.1 million, an increase of 153.4% from $225.8 million in Q1 2026
•$652.9 million of available liquidity, subject to existing terms and covenants

Exhibit 99.1
•16.8% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.3% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 103.9% and regulatory leverage of 88.5%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 101.8% and net regulatory leverage (excludes SBA debentures and cash) of 86.4%
•Net Asset Value “NAV” of $12.15 per share, an increase of 2.1% from Q1 2026
•13.4% GAAP Effective Yield and 12.0% Core Yield(6), a non-GAAP measure

Six months ending June 30, 2026 Financial Highlights
•Record 1H 2026 Total Investment Income of $290.7 million, an increase of 13.1% year-over-year
•Record 1H 2026 NII of $181.0 million, an increase of 8.9% year-over-year
•Record 1H 2026 total new debt and equity commitments of $2.74 billion, an increase of 35.6% year-over-year
•Record 1H 2026 total fundings of $1.35 billion, an increase of 8.5% year-over-year
•1H 2026 net debt investment portfolio growth of $127.8 million
•Unscheduled early loan repayments of $797.9 million
Footnotes:
(1)$0.93 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. ("Hercules") and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the "Adviser Funds" which are external vehicles advised by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, ROAE is (i) sourced from Hercules as of June 30, 2026 and (ii) based on NII, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., July 30, 2026 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules,” "Hercules Capital," or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2026.
"Following record-breaking originations in Q1 2026, the Hercules platform continued to see strong deal flow in Q2 and delivered new originations of $927.3 million and fundings of $647.5 million," stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “We delivered record originations of $2.74 billion and record fundings of $1.35 billion for the first half of 2026, an increase of 35.6% and 8.5% year-over-year, respectively."

Bluestein added, “The strong new business activity in the first half of 2026 combined with continued stable credit performance drove new financial records for both total investment income and net investments income. Operating at these levels, we continue to comfortably cover our base dividend with 125% coverage for Q2."

Bluestein concluded, "We remain focused on continuing to manage our business and balance sheet conservatively and are confident in the strength of the Hercules platform and our ability to generate strong operating results irrespective of market dynamics. We believe our platform's scale, balance sheet and liquidity will continue to position us well throughout the remainder of the year."

Exhibit 99.1

Q2 2026 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q2 new debt and equity commitments totaling $927.3 million and Q2 new fundings totaling $647.5 million.

During the second quarter, Hercules realized early loan repayments of $572.1 million which, along with normal scheduled amortization of $43.7 million, resulted in total debt repayments of $615.8 million.

The new debt investment origination and funding activities combined with repayments and normal scheduled amortization led to a net debt investment portfolio decrease of $170.2 million during the second quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2026 to Q2 2026

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at March 31, 2026	$4,561.9	$174.1	$34.4	$4,770.4
New fundings(a)	637.2	6.6	3.7	647.5
Fundings assigned to or directly funded by Adviser Funds	(185.4)	(1.8)	(1.2)	(188.4)
Principal payments received on investments	(43.7)	—	—	(43.7)
Early payoffs(b)	(572.1)	—	—	(572.1)
Assets Sale - Participants	(16.6)	—	—	(16.6)
Net changes attributed to conversions, liquidations, and fees	10.4	(2.6)	(1.6)	6.2
Net activity during Q2 2026	(170.2)	2.2	0.9	(167.1)
Balances at Cost at June 30, 2026	$4,391.7	$176.3	$35.3	$4,603.3

Balances at Fair Value at March 31, 2026	$4,540.1	$139.4	$42.5	$4,722.0
Net activity during Q2 2026	(170.2)	2.2	0.9	(167.1)
Net change in unrealized appreciation (depreciation)	7.1	14.8	7.9	29.8
FX unrealized gain (loss)	(0.8)	—	—	(0.8)
Total net activity during Q2 2026	(163.9)	17.0	8.8	(138.1)
Balances at Fair Value at June 30, 2026	$4,376.2	$156.4	$51.3	$4,583.9
(a) Includes $2.6 million fundings associated with revolver loans during Q2 2026.
(b) Early payoffs includes $7.5 million paydowns on revolvers during Q2 2026.

Exhibit 99.1
Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
Ending Balance at Cost	$4,391.7	$4,561.9	$4,263.9	$4,073.2	$3,977.3
Weighted Average Balance	$4,397.1	$4,397.8	$4,148.1	$3,970.0	$3,884.1

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
First Lien Senior Secured	86.8%	88.6%	89.3%	90.4%	91.0%
Floating Rate w/Floors	97.8%	98.0%	97.9%	97.8%	97.8%

GAAP Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The GAAP effective yield on Hercules’ debt investment portfolio was 13.4% during Q2 2026 as compared to 12.8% for Q1 2026. The Company realized $572.1 million of early loan repayments in Q2 2026 compared to $225.8 million in Q1 2026, or an increase of 153.4%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yield, a non-GAAP measure, was 12.0% during Q2 2026, within the Company’s expected range of 12.0% to 12.5%, and decreased from 12.2% in Q1 2026. Hercules defines Core Yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $149.1 million for Q2 2026, compared to $137.5 million in Q2 2025. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $30.0 million in Q2 2026, compared to $26.5 million in Q2 2025. The increase was primarily due to an increase in variable employee compensation expenses and tax expenses.

Interest expense and fees were $31.1 million in Q2 2026, compared to $25.7 million in Q2 2025. The increase was primarily due to higher weighted average borrowings.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.2% in Q2 2026, as compared to 5.0% for Q2 2025.

Exhibit 99.1
NII – Net Investment Income

NII for Q2 2026 was $92.9 million, or $0.50 per share, based on 185.5 million basic weighted average shares outstanding, compared to $88.7 million, or $0.50 per share, based on 176.8 million basic weighted average shares outstanding in Q2 2025. The increase in NII is primarily attributable to an increase in total investment income due to a higher weighted average debt investment portfolio offset by higher interest expense and higher variable employee compensation benefits between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2026, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($107.4) million, on a GAAP basis, spanning more than 21 years of investment activities.

When compared to total net new debt investment commitments during the same period of approximately $24.3 billion, the total realized gain/(loss) since inception of ($107.4) million represents approximately 44 basis points (“bps”), or 0.44%, of cumulative debt commitments, or an effective annualized loss rate of 2.0 bps, or 0.020%.

Realized Gains/(Losses)

During Q2 2026, Hercules had net realized gains of $7.7 million primarily due to gains on equity investments.

Unrealized Appreciation/(Depreciation)

During Q2 2026, Hercules recorded $29.6 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $16.3 million of net unrealized appreciation attributable to valuation movements in publicly and privately held equity and investment funds, $13.4 million of net unrealized appreciation attributable to debt investments, and $10.7 million of net unrealized appreciation attributable to valuation movements in publicly and privately held warrants. This was partially offset by ($10.6) million of reversals of previous quarter appreciation upon a realization event and ($0.2) million of net unrealized depreciation attributable to net foreign exchange movements.

Portfolio Asset Quality

As of June 30, 2026, the weighted average grade of the debt investment portfolio, at cost, was 2.17 compared to 2.11 as of March 31, 2026, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various portfolio companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

Exhibit 99.1
As of June 30, 2026, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q2 2026 - Q2 2025 ($ in millions)
	Q2 2026		Q1 2026		Q4 2025		Q3 2025		Q2 2025
Grade 1 - High	$940.5	21.5%	$944.5	20.8%	$681.6	15.9%	$513.4	12.5%	$617.2	15.5%
Grade 2	$1,920.8	43.9%	$2,256.5	49.7%	$2,169.0	50.7%	$2,128.9	52.0%	$1,886.3	47.4%
Grade 3	$1,432.5	32.7%	$1,300.0	28.6%	$1,355.5	31.7%	$1,340.9	32.7%	$1,381.0	34.7%
Grade 4	$76.9	1.8%	$35.4	0.8%	$73.3	1.7%	$112.4	2.8%	$94.2	2.4%
Grade 5 - Low	$5.5	0.1%	$3.7	0.1%	$—	—%	$—	—%	$—	—%
Weighted Avg. (at Cost)	2.17		2.11		2.20		2.27		2.26

Non-Accruals

The number of loans on non-accrual increased quarter-over-quarter. As of June 30, 2026, the Company had two debt investments on non-accrual with an investment cost and fair value of approximately $16.0 million and $5.5 million, respectively, or 0.3% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of March 31, 2026, the Company had one debt investment on non-accrual with an investment cost and fair value of approximately $10.7 million and $3.7 million, respectively, or 0.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025

Total Investments at Cost	$4,603.3	$4,770.4	$4,467.8	$4,290.8	$4,192.5
Loans on non-accrual as a % of Total
Investments at Value	0.1%	0.1%	0.1%	1.1%	0.2%
Loans on non-accrual as a % of Total
Investments at Cost	0.3%	0.2%	0.2%	1.2%	0.2%
Liquidity and Capital Resources

The Company ended Q2 2026 with $652.9 million in available liquidity, including $48.2 million in unrestricted cash and cash equivalents, and $604.7 million available under its credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to the Company's available liquidity, it has 15.3 million shares remaining available for issuance and sale under the equity ATM program.

Credit Facilities

As of June 30, 2026, there were $88.0 million outstanding borrowings under Hercules’ $440.0 million committed credit facility with MUFG Bank, Ltd. and $221.7 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with SMBC.

Exhibit 99.1
Leverage
As of June 30, 2026, Hercules’ GAAP leverage ratio, including its SBA debentures, was 103.9%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 88.5% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $48.2 million), was 86.4%. Hercules’ net leverage ratio, a non-GAAP measure (including its SBA debentures), was 101.8%.

Available Unfunded Commitments – Representing 8.7% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the portfolio company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2026, the Company had $408.2 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 8.7% of Hercules’ total assets. The amount of available unfunded commitments increased from the previous quarter of $397.4 million or 8.2% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $927.3 million in new debt and equity commitments in Q2 2026, Hercules has pending commitments of $70.0 million in signed non-binding term sheets outstanding as of July 27, 2026. Since the close of Q2 2026 and as of July 27, 2026, Hercules has closed new debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $149.3 million and funded $112.5 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 - June 30, 2026 Closed Commitments (a)(c)	$2,739.5
Q3 2026 Closed Commitments (as of July 27, 2026)(a)(c)	$149.3
Year-to-Date 2026 Closed Commitments (as of July 27, 2026)(a)(c)	$2,888.8
Q3 2026 Pending Commitments (as of July 27, 2026)(b)	$70.0
Year-to-Date 2026 Closed and Pending Commitments (a)(b)(c)	$2,958.8

Notes:
a.Closed commitments may include renewals of existing credit facilities and equity commitments. Not all closed commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Exhibit 99.1
Net Asset Value

As of June 30, 2026, the Company’s net assets were $2.3 billion, compared to $2.2 billion at the end of Q1 2026. NAV per share increased 2.1% to $12.15 on 187.2 million outstanding shares of common stock as of June 30, 2026, compared to $11.90 on 187.2 million outstanding shares of common stock as of March 31, 2026. The increase in NAV per share was primarily attributed to the unrealized appreciation on our debt, warrant and equity investment portfolio.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.8% of its debt investment portfolio being priced at floating interest rates as of June 30, 2026, with a Prime or Non-Prime based (SOFR) interest rate floor, combined with 86.9% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2026, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(17,420)	$(6,891)	$(10,529)	$(0.06)
(100)	$(10,697)	$(3,446)	$(7,251)	$(0.04)
(75)	$(8,969)	$(2,584)	$(6,385)	$(0.03)
(50)	$(6,434)	$(1,723)	$(4,711)	$(0.03)
(25)	$(3,838)	$(861)	$(2,977)	$(0.02)
25	$5,357	$861	$4,496	$0.02
50	$12,000	$1,723	$10,277	$0.06
75	$18,725	$2,584	$16,141	$0.09
(1) Source; Hercules Form 10-Q for Q2 2026
(2) Earnings per share calculated on basic weighted shares outstanding of 185,517. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 73 portfolio companies with a fair value of $149.3 million and a cost basis of $171.3 million as of June 30, 2026. On a fair value basis, 21.2% or $33.1 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 117 portfolio companies with a fair value of $51.3 million and a cost basis of $35.3 million as of June 30, 2026. On a fair value basis, 25.7% or $13.2 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2026 and QTD Q3 2026

As of July 27, 2026, Hercules held debt, warrant or equity positions in seven (7) portfolio companies that have completed or announced an IPO or M&A event, including:

Exhibit 99.1
IPO and SPAC Activity as of Q2 2026 and QTD Q3 2026

•In May 2026, Hercules portfolio company HawkEye 360 (NYSE: HAWK), a geospatial analytics company that operates a first-of-its-kind commercial satellite constellation to detect, characterize, and geolocate Radio Frequency (RF) signals from space, completed its IPO of its common stock. Hercules initially committed $13.1 million in venture debt financing beginning in December 2025 and currently holds warrants for 40,912 shares of common stock as of June 30, 2026.

M&A Activity in Q2 2026 and QTD Q3 2026

•In May 2026, Hercules’ portfolio company PathAI, a privately held company in digital pathology and AI-powered technology for pathology laboratories and the biopharma industry, announced it has entered into a definitive merger agreement to be acquired by Roche (OTCQX: RHHBY), a healthcare company placed to prevent, stop and cure diseases by uniting leading science and technology across diagnostics, medicines and digital solutions, for $750.0 million. The acquisition is subject to customary closing conditions and regulatory approvals. Hercules committed $75.0 million in venture debt financing beginning in December 2022 and currently holds warrants for 53,418 shares of common stock, as of June 30, 2026.

•In May 2026, Hercules’ portfolio company Curevo, Inc., a clinical-stage biotechnology company focused on bringing new generation adjuvanted subunit vaccines to market, entered into a definitive agreement to be acquired by Eli Lilly (NYSE: LLY), a medicine company turning science into healing to make life better for people around the world, for up to $1.5 billion in cash. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $27.5 million in June 2023 and currently holds warrants for 95,221 shares of common stock, as of June 30, 2026.

•In June 2026, Hercules’ portfolio company Contentful Global, Inc., a leading composable content platform trusted by over 4,800 of the world’s leading brands to deliver personalized digital experiences at scale, entered into a definitive agreement to be acquired by Salesforce, Inc. (NYSE: CRM), the global leader in CRM. Terms of the acquisition were not disclosed. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $15.0 million in June 2018 and currently holds 41,000 shares of Preferred Series C stock and 108,500 shares of Preferred Series D stock, as of June 30, 2026.

•In June 2026, Hercules’ portfolio company SUNation Energy, Inc. (NASDAQ: SUNE), a leading provider of residential and commercial solar energy systems, entered into a definitive reverse merger agreement with Suniva, the largest and oldest U.S. merchant manufacturer of high-efficiency monocrystalline silicon solar cells. Suniva will merge with a wholly-owned subsidiary of SUNation, and the combined company is expected to operate under the Suniva name and continue SUNation’s listing on the Nasdaq Capital Market. Upon closing, pre-merger SUNation stockholders are expected to own equity with an implied value of approximately $2.26 per share. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules initially committed $7.9 million in December 2020 and currently holds 3 shares of common stock, as of June 30, 2026.

Exhibit 99.1
•In June 2026, Hercules’ portfolio company Fin (formerly Intercom, Inc.), an industry-leading customer agent company, entered into a definitive agreement to be acquired by Salesforce, Inc. (NYSE: CRM), the global leader in CRM, for approximately $3.6 billion. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $250.0 million in March 2026.

•In June 2026, Hercules’ portfolio company Dragos, Inc., the global leader in cybersecurity for operational technology environments, entered into an agreement to have a majority stake of the company acquired by Accenture (NYSE: ACN), a global professional services and technology consulting company that helps large organizations reinvent themselves using digital technologies, cloud and AI. Terms of the majority stake acquisition were not disclosed. Hercules committed $60.0 million in June 2023 and currently holds warrants for 57,528 shares of common stock, as of June 30, 2026.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Subsequent Events

On July 24, 2026, the Company issued $325.0 million in aggregate principal amount of 6.300% interest-bearing unsecured notes due July 24, 2031 (the “July 2031 Notes”), unless repurchased in accordance with the terms of the Eleventh Supplemental Indenture, dated July 24, 2026 (the “Eleventh Supplemental Indenture”). Interest on the July 2031 Notes is payable semiannually in arrears on January 24 and July 24 of each year, commencing January 24, 2027. The July 2031 Notes are general unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. The Company may redeem some or all of the July 2031 Notes at any time, or from time to time, at the redemption price set forth under the terms of the Eleventh Supplemental Indenture.

Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA debentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Exhibit 99.1
Conference Call

Hercules has scheduled its second quarter 2026 financial results conference call for July 30, 2026 at 2:00 p.m. PT (5:00 p.m. ET). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Investor Resources section of our website at investor.htgc.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 267-6316. International callers can access the conference call by dialing +1 (203) 518-9783. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID HTGCQ226. For interested parties, an archived replay will be available on a webcast link located on the Investor Resources section of Hercules Capital's website.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $28 billion to over 700 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC, also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $4,490,389 and $4,362,559, respectively)	$4,463,337	$4,351,596
Control investments (cost of $112,877 and $105,409, respectively)	120,533	115,051
Total investments, at fair value (cost of $4,603,266 and $4,467,968, respectively; fair value amounts related to a VIE $139,921 and $158,980, respectively)	4,583,870	4,466,647
Cash and cash equivalents (1)	48,176	56,987
Restricted cash (amounts related to a VIE $2,250 and $2,467, respectively)	2,250	2,467
Interest receivable	36,601	37,261
Right of use asset	13,837	14,842
Other assets	3,345	5,822
Total assets	$4,688,079	$4,584,026

Liabilities
Debt (net of unamortized debt issuance costs of $27,760 and $26,626, respectively; amounts related to a VIE $50,794 and $64,530, respectively)	$2,335,223	$2,286,444
Accounts payable and accrued liabilities	63,668	65,262
Operating lease liability	14,858	16,267
Total liabilities	$2,413,749	$2,367,973

Net assets consist of:
Common stock, par value	187	183
Capital in excess of par value	2,174,992	2,114,719
Total distributable earnings	99,151	101,151
Total net assets	$2,274,330	$2,216,053
Total liabilities and net assets	$4,688,079	$4,584,026

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	187,218	182,695
Net asset value per share	$12.15	$12.13

(1)The former foreign cash category has been consolidated into “Cash and cash equivalents”. Prior year amounts have been reclassified to conform to the current presentation.

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	$122,236	$113,120	$242,326	$212,116
Control investments	3,464	2,816	6,863	5,919
Total interest and dividend income, excluding PIK interest income	125,700	115,936	249,189	218,035
PIK interest income
Non-control/Non-affiliate investments	12,342	13,083	25,256	26,022
Control investments	—	552	—	1,086
Total PIK interest income	12,342	13,635	25,256	27,108
Total interest and dividend income	138,042	129,571	274,445	245,143
Fee income:
Non-control/Non-affiliate investments	11,041	7,847	16,139	11,747
Control investments	31	41	66	80
Total fee income	11,072	7,888	16,205	11,827
Total investment income	149,114	137,459	290,650	256,970
Operating expenses:
Interest	28,130	22,930	56,276	42,628
Loan fees	3,006	2,747	5,683	5,145
General and administrative	4,871	5,103	9,673	9,915
Tax expenses	2,790	1,068	3,780	1,980
Employee compensation:
Compensation and benefits	18,366	16,664	35,657	30,578
Stock-based compensation	3,937	3,662	8,086	7,264
Total employee compensation	22,303	20,326	43,743	37,842
Total gross operating expenses	61,100	52,174	119,155	97,510
Expenses allocated to the Adviser Subsidiary	(4,901)	(3,449)	(9,530)	(6,732)
Total net operating expenses	56,199	48,725	109,625	90,778
Net investment income	92,915	88,734	181,025	166,192
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	7,702	(57,616)	7,099	(59,157)
Loss on extinguishment of debt	(2)	(21)	(2)	(36)
Total net realized gain (loss)	7,700	(57,637)	7,097	(59,193)
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	30,013	48,626	(13,453)	21,084
Control investments	(447)	(836)	(1,986)	1,141
Total net change in unrealized appreciation (depreciation)	29,566	47,790	(15,439)	22,225
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	37,266	(9,847)	(8,342)	(36,968)
Net increase (decrease) in net assets resulting from operations	$130,181	$78,887	$172,683	$129,224

Net investment income before gains and losses per common share:
Basic	$0.50	$0.50	$0.97	$0.95
Change in net assets resulting from operations per common share:
Basic	$0.70	$0.44	$0.93	$0.74
Diluted	$0.67	$0.43	$0.90	$0.73
Weighted average shares outstanding:
Basic	185,517	176,809	184,146	173,231
Diluted	199,577	190,777	198,206	182,159
Distributions paid per common share:
Basic	$0.47	$0.47	$0.94	$0.94

Exhibit 99.1
Unaudited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended June 30,
	2026	2025
GAAP Basis:
Total investment income	149,114	137,459
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(14,709)	(12,835)
Non-GAAP Basis:
Core investment income	134,405	124,624
Less: bank interest income, dividend income, and other investment income from other assets	(2,753)	(3,191)
Core investment income from debt portfolio	131,652	121,433

Unaudited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	June 30, 2026	March 31, 2026
GAAP Basis: Effective yield(1)	13.4%	12.8%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(1.4)%	(0.6)%
Non-GAAP Basis: Core yield	12.0%	12.2%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended June 30, 2026 and March 31, 2026.

Unaudited reconciliation of net leverage ratio from GAAP leverage ratio:

June 30, 2026
GAAP Basis: Leverage ratio	103.9%
Less: cash, cash equivalents	(2.1)%
Non-GAAP Basis: Net leverage ratio	101.8%

Unaudited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

June 30, 2026
GAAP Basis: Regulatory leverage ratio	88.5%
Less: cash, cash equivalents	(2.1)%
Non-GAAP Basis: Net regulatory leverage ratio	86.4%